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                                                                       EXHIBIT 9


                          AMENDMENT TO RIGHTS AGREEMENT

         THIS AMENDMENT TO RIGHTS AGREEMENT ("Amendment") is made as of February 5, 2001 by and between Morrison Management Specialists, Inc., a Georgia corporation (the "Company"), and SunTrust Bank, Atlanta as Rights Agent, under that certain Rights Agreement dated as of March 2, 1996, as heretofore amended or supplemented (the "Rights Agreement").

         WHEREAS, the Company, Compass Group PLC, a public limited company incorporated in England and Wales ("Parent") and Yorkmont One, Inc., a Georgia corporation and a wholly-owned indirect subsidiary of Parent (the "Merger Sub"), have entered into an Agreement and Plan of Merger dated February 6, 2001 (the "Merger Agreement"), pursuant to which (i) the Company will be acquired by Parent through a merger (the "Merger") of Merger Sub with the Company and (ii) Parent and Merger Sub will make an initial tender offer (the "Tender Offer") pursuant to which the shareholders of the Company will receive $40.00 in cash for each share of Common Stock and associated Right (as defined in the Rights Agreement) tendered;

         WHEREAS, the Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, and has determined that the Rights Agreement be amended to permit the consummation of the Tender Offer without the distribution of Rights Certificates (as defined in the Rights Agreement) and to provide for the termination of the Rights Agreement upon the consummation of the Merger;

         WHEREAS, Section 26 of the Rights Agreement provides that the Company and the Rights Agent may amend the Rights Agreement without the approval of the holders of the Rights in any respect provided that at the time of the Amendment an Acquiring Person (as defined in Rights Agreement) does not exist;

         WHEREAS, the Board of Directors of the Company approved and adopted this Amendment by resolutions adopted on February 5, 2001, prior to the execution of the Merger Agreement;

         NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

         1.       The following is hereby added as the last sentence of Section
                  3(a):

                  "The provisions of this Section 3(a) notwithstanding, no Stock Acquisition Date or Distribution Date shall occur, and no Person (including, but not limited to, the Parent and the Merger Sub, as these terms are defined hereinbelow) shall be deemed an Acquiring Person, as a result of (i) the commencement of, or the public announcement of the intention of Compass Group PLC, a public limited company incorporated in England and Wales ("Parent"), and Yorkmont One, Inc., a Georgia corporation and wholly-owned indirect subsidiary of Parent ("Merger Sub"), to commence, a tender offer for the Common Stock of the Company and associated Rights pursuant to, and in compliance with the terms of, the Agreement and Plan of Merger dated February ___, 2001 (the "Merger Agreement") among the Company, Parent and Merger Sub, or (ii) the consummation of either such

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                  tender offer or the merger (the "Merger") as contemplated in the Merger Agreement."

         2. The following is hereby added as the last sentence of Section 11(a)(ii):

                  "The provisions of this Section 11(a)(ii) to the contrary notwithstanding, the consummation of the Merger as contemplated in the Merger Agreement shall not constitute a Triggering Event as described in this Section 11(a)(ii) and the entering into the Merger Agreement by the Company and the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall not be precluded by the provisions of this Section 11(a)(ii)."

         3.       The following is hereby added as the last sentence of Section
                  13:

                  "The provisions of this Section 13 to the contrary notwithstanding, the consummation of the Merger as contemplated in the Merger Agreement shall not constitute a Triggering Event as described in this Section 13 and the entering into the Merger Agreement by the Company and the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall not be precluded by the provisions of this Section 13, nor shall the Company be required to comply with the procedures set forth above in this
                  Section 13 in connection therewith."

         4.       The following is hereby added as new Section 33:

                  "Section 33.  Termination.

         Notwithstanding any other provision of the Rights Agreement, the Rights Agreement shall terminate, and all Rights issued thereunder shall expire, without payment of any fee or other consideration or to any holder of Common Stock, any holder of Rights, or any other Person, effective immediately upon the consummation of the Merger pursuant to the Merger Agreement."

         Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

                  (Remainder of page left intentionally blank.)


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date and year first shown above.

                                     MORRISON MANAGEMENT SPECIALISTS, INC.


                                     By:
                                         --------------------------------------
                                     Name:
                                           ------------------------------------
                                     Title:
                                            -----------------------------------



                                     SUNTRUST BANK, ATLANTA, as Rights Agent


                                     By:
                                         --------------------------------------
                                     Name:
                                           ------------------------------------
                                     Title:
                                            -----------------------------------


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